Exhibit 12.1

SAFEWAY INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
(Unaudited)

	36 Weeks		Fiscal Year

	September 8,	September 9,
	2001	2000	2000	1999	1998	1997	1996

Income before income taxes and extraordinary loss	$1,504.3	$1,355.2	$1,866.5	$1,674.0	$1,396.9	$1,076.3	$767.6
Add interest expense	316.1	322.2	457.2	362.2	235.0	241.2	178.5
Add interest on rental expense (a)	151.4	126.6	218.7	183.0	108.2	88.5	90.0
Less equity in earnings of unconsolidated affiliates	(15.3)	(18.0)	(31.2)	(34.5)	(28.5)	(34.9)	(50.0)
Add minority interest in subsidiary	—	1.1	1.1	5.9	5.1	4.4	3.4

Earnings	$1,956.5	$1,787.1	$2,512.3	$2,190.6	$1,716.7	$1,375.5	$989.5

Interest expense	$316.1	$322.2	$457.2	$362.2	$235.0	$241.2	$178.5
Add capitalized interest	15.7	6.8	17.0	9.3	8.5	5.7	4.4
Add interest on rental expense (a)	151.4	126.6	218.7	183.0	108.2	88.5	90.0

Fixed charges	$483.2	$455.6	$692.9	$554.5	$351.7	$335.4	$272.9

Ratio of earnings to fixed charges	4.05	3.92	3.63	3.95	4.88	4.10	3.63

(a)	Based on a 10% discount factor on the estimated present value of future operating lease payments.